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From: Anthony J. DeFazio DeFazio Communications, LLC tony@defaziocommunications.com Ph: (484-532-7783)	For: Brian S. Block, EVP & CFO American Realty Capital Healthcare Trust, Inc. bblock@arlcap.com Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Healthcare Trust Acquires

University of Wisconsin Medical Center Building

New York, NY, March 8, 2012 – American Realty Capital Healthcare Trust, Inc. (the “Company”) announced that, on March 6, 2012, it closed on the acquisition one free-standing clinical outpatient building leased to the University of Wisconsin Medical Foundation (“UWMF”), at a purchase price of approximately $9.2 million, exclusive of closing costs. This acquisition increases the total size of the Company’s portfolio to approximately $183.9 million comprised of 15 properties.

The property consists of 31,374 rentable square feet and serves as a clinical outpatient facility that provides services such as x-rays, mammography, health and nutrition education and physical therapy to patients. The property is located in Monona, Wisconsin.

The property is 100% leased to the University of Wisconsin Medical Foundation. The net lease has a 10-year term, commenced in October 2011 and expires in September 2021.

American Realty Capital Healthcare Trust, Inc. is a publicly registered, non-traded real estate investment program.

To arrange interviews with executives of American Realty Capital Healthcare Trust, Inc. please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

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